Exhibit 10.21

SEVENTH AMENDMENT TO LEASE

This Seventh Amendment to Lease (“Amendment”) made and entered into this 23rd day of October, 2012, between and among BRANDYWINE OPERATING PARTNERSHIP, L.P. (“Landlord”) and ACCOLADE, INC. (“Tenant”).

WHEREAS, Landlord leases certain premises consisting of 30,617 rentable square feet (“RSF”) of space commonly referred to as Suites 300 and 450 (collectively, “Original Premises-1”) located at 600 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462 (“Building-1”) and 89,878 RSF of space (“Original Premises-2”), located on the third, fourth and fifth floors of 660 W. Germantown Pike, Plymouth Meeting, PA 19462 (“Building-2”), to Tenant pursuant to that certain Lease dated February 22, 2007, as amended by First Amendment to Lease dated July 24, 2008, as amended by Second Amendment to Lease dated March 3, 2009, as amended by Third Amendment to Lease dated August 5, 2010, as amended by Fourth Amendment to Lease dated August 10, 2011, as amended by Fifth Amendment to Lease dated January 31, 2012 and as amended by Sixth Amendment to Lease dated March 7, 2012, hereinafter collectively referred to as “Lease”;

NOW, THEREFORE, in consideration of these presents, the agreement of each other and intending to be legally bound hereby, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:

1.                                      Incorporation of Recitals. The recitals set forth above, the Lease, and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.

2.                                      Lease of Additional Premises. The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, 29,778 RSF of space with a suite number of 200 located on the second floor of Building-2 (the “Additional Premises”), as shown on Exhibit “A, attached hereto and made a part hereof. It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease except as otherwise expressly provided to the contrary in this Amendment.

3.                                      Term. The Term of the Lease for the Additional Premises shall commence on September 1, 2013 (“Additional Premises Commencement Date”) and shall terminate coterminously with the Original Premises-2 on June 30, 2027. It is estimated that Tenant will surrender the Original Premises-1 to Landlord on or before February 28, 2013.

4.                                      Landlord’s Work/Early Occupancy.

(a) Landlord shall construct and do such other work to the Additional Premises (collectively, the “Landlord’s Work”) in substantial conformity with the plans and outline specifications of the plans prepared by                                       and dated                               , which will be attached hereto, made a part hereof and collectively marked as Exhibit “B”. It is estimated that the Landlord’s Work to the Additional Premises will be completed within four (4) months following Landlord’s receipt of final permit set plans approved and provided by Tenant. The Landlord’s Work schedule is currently based on limiting Building structure modifications. Landlord shall only be responsible for payment of a maximum cost of $34.00 per RSF of the Additional Premises for the design and construction of Landlord’s Work (the “Landlord Allowance”). All costs of the Landlord’s Work in excess of the Landlord Allowance shall be borne by Tenant, and shall be paid to Landlord within thirty (30) days of delivery of an invoice and reasonable documentation therefor. Should Landlord not require usage of the full amount of the Landlord Allowance to perform the Landlord’s Work, Tenant may choose to use up to $5.00 per RSF of any excess Landlord Allowance for the purchase of architectural fees, furniture, fixtures and equipment. No portion of any excess Landlord Allowance may be applied to Rent. Any excess Landlord Allowance used by Tenant for the purchase of architectural fees, furniture, fixtures and/or equipment, shall be paid to Tenant within thirty (30) days of written request accompanied by reasonable paid invoices therefore, but not sooner than the commencement of the Early Occupancy Period as defined in subparagraph (b) below, but in any event, must be requested by Tenant within six (6) months of the Additional Premises Commencement Date or forfeited. Tenant understands and acknowledges that its compliance with the Tele/Data requirements as set forth on Exhibit “C”, attached hereto, is a prerequisite to the completion of Landlord’s Work. Tenant covenants that it will comply in good faith with the terms of Exhibit “C”.

(b) Notwithstanding anything to the contrary contained in Article 3 above, subject to Landlord’s Work being completed to the extent that the Additional Premises may be occupied by Tenant for its Permitted Uses, minus only completion of minor finishing, adjustment of equipment, and other minor construction aspects, and subject to Landlord being in receipt of a temporary or permanent certificate of occupancy permitting the occupancy of the Additional Premises, Tenant may occupy the Additional Premises prior to the Additional Premises Commencement Date (“Early Occupancy Period”) upon providing Landlord with five (5) days prior written notice. Tenant’s Fixed Rent during the Early Occupancy Period shall be $0.00, but Tenant shall be required to pay for utility charges for the Additional Premises pursuant to Article 5 of the Sixth Amendment to Lease and Recognized Expenses for the Additional Premises in the amount of $6.88 per square foot. Tenant and its authorized agents, employees and contractors, shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times (to be coordinated with Landlord) two weeks prior to the commencement of the Early Occupancy Period, to enter the Additional Premises for the purpose of taking measurements, and installing its furnishings, data and communication lines, fixtures and equipment.

(c) In addition to the Landlord Allowance, upon Tenant’s written request, which must be submitted to Landlord no later than six months following the Additional Premises Commencement Date or the commencement of the Early Occupancy Period (whichever occurs first) or forfeited, Landlord shall make available to Tenant an additional allowance of up to $340,000.00 (“Additional Allowance”), which may be used by Tenant for preparing the Original Premises-2 and/or the Additional Premises for Tenant’s occupancy. Notwithstanding the foregoing, all costs of the “Landlord’s Work” as defined in the Sixth Amendment to Lease in excess of the “Landlord Allowance” as defined in the Sixth Amendment to Lease and all costs of the Landlord’s Work under this (Seventh) Amendment in excess of the Landlord Allowance under this (Seventh) Amendment shall be deducted from the Additional Allowance (should the Additional Allowance be timely requested by Tenant under this Article 4(c)), notwithstanding the language in Article 4(a) that Tenant pay for the Landlord’s Work in excess of the Landlord Allowance). The Additional Allowance shall be reimbursed to Tenant within thirty (30) days of submission to Landlord of reasonable paid invoices.

(d) Landlord, at Landlord’s expense, shall install a screen to cover Tenant’s generator located in the Project. The installation of such screen shall be in addition to the Landlord’s Work and shall not be deducted from the Landlord Allowance or Additional Allowance.

5.                                      Fixed Rent.

(a)                                 Tenant shall pay to Landlord Fixed Rent for the Additional Premises (29,778 RSF) as follows:

TIME	PER		MONTHLY	ANNUAL
PERIOD	RSF		INSTALLMENT	FIXED RENT

9/1/13-12/31/13	$0.00,	*	$0.00	$0.00

1/1/14-6/30/14	$28.00,	*	$69,482.00	$416,892.00 (6 months)

7/1/14-6/30/15	$28.56,	*	$70,871.64	$850,459.68

7/1/15-6/30/16	$29.13,	*	$72,286.10	$867,433.14

7/1/16-6/30/17	$29.71,	*	$73,725.37	$884,704.38

7/1/17-6/30/18	$30.30,	*	$75,189.45	$902,273.40

7/1/18-6/30/19	$30.91,	*	$76,703.17	$920,437.98

7/1/19-6/30/20	$31.53,	*	$78,241.70	$938,900.34

7/1/20-6/30/21	$32.16,	*	$79,805.04	$957,660.48

7/1/21-6/30/22	$32.80,	*	$81,393.20	$976,718.40

7/1/22-6/30/23	$33.46,	*	$83,030.99	$996,371.88

7/1/23-6/30/24	$34.13,	*	$84,693.59	$1,016,323.10

7/1/24-6/30/25	$34.81,	*	$86,381.01	$1,036,572.10

7/1/25-6/30/26	$35.51,	*	$88,118.06	$1,057,416.70

7/1/26-6/30/27	$36.22,	*	$89,879.93	$1,078,559.10

*Commencing on January 1, 2014, Tenant shall be required to pay for utility charges for the Additional Premises pursuant to Article 5 of the Sixth Amendment to Lease and Recognized Expenses for the Additional Premises pursuant to Article 6 of the Sixth Amendment to Lease.

(b)                                 Tenant shall pay to Landlord without notice or demand, and without set-off, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth above, in advance on the first day of each calendar month during the term of the Lease for the Additional Premises by (i) check sent to Landlord c/o Brandywine Realty Trust, P.O. Box 11951, Newark, NJ 07101-4951 or (ii) wire transfer of immediately available funds to the account at Wells Fargo Bank, N.A., Salem NJ account no. 2030000359075 ABA #1210002488; such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building #586 and Lease #       . The Lease number will be provided to Tenant by Landlord within a reasonable period of time following the execution of this Amendment.

6.                                      Tenant’s Share of the Additional Premises. On the Additional Premises Commencement Date, Tenant’s Share of the Additional Premises shall be 19.29%, which is 29,778/154,392, which Share may increase or decrease as the Building-2 size increases or decreases. On the Additional Premises Commencement Date, Tenant’s Share of the combined Original Premises-2 and the Additional Premises shall be is 77.50%, which is 119,656/154,392, which Share may increase or decrease as the Building-2 size increases or decreases.

7.                                      Brokerage Commission. Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this Amendment. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

8.                                      Representations: Landlord and Tenant each hereby confirm that (i) the Lease is in full force and effect and Tenant is currently in possession of the Original Premises-1 and the fourth floor (31,446 RSF) at Building- 2; (ii) there are no defaults by Landlord or Tenant under the Lease; and Tenant’s Security Deposit is $136,748.94.

9.                                      Early Termination. Tenant’s early termination right as per Article 11 of the Sixth Amendment to Lease with regard to the “New Premises” shall apply to and include the Additional Premises.

10.                               Renewal. The renewal rights set forth in Article 12 of the Sixth Amendment to Lease shall apply to and include the Additional Premises.

11.                               Signage. In addition to Landlord’s signage obligation under Article 14 of the Sixth Amendment to Lease, Landlord shall provide Tenant with standard identification signage at the entrance to the Additional Premises.

12.                               Parking. No sooner than October 31,2014, and provided additional parking is approved by Plymouth Township, Tenant shall be entitled to utilize five (5) parking spaces per 1,000 RSF of space of the Additional Premises (the “Required Parking”). If, due to permitting delays with Plymouth Township, Landlord will be unable to provide the Required Parking to Tenant by October 31, 2013, it shall be Landlord’s responsibility, at Landlord’s cost to provide a temporary and mutually, reasonably acceptable alternative to Tenant commencing on October 31, 2013 until the Required Parking becomes available. Prior to October 31, 2013, Tenant may utilize three (3) parking spaces per 1,000 RSF of the Additional Premises.

13.                               Janitorial Services. The janitorial services provided by Landlord to Tenant under Article 25 of the Sixth Amendment to Lease shall apply to and include the Additional Premises.

14.                               Assignment and Subletting. Article 9 of the Lease (as further amended by Article 16 of the Sixth Amendment to Lease) is hereby further amended as follows: Landlord shall not have the right to recapture on subleases of less than ninety percent (90%) of the Additional Premises.

15.                               Fitness Center. Tenant acknowledges that individual employees will be required to sign a waiver of liability (the “Waiver”) before being provided access to the Building’s fitness center via fob key. Landlord shall grant access to the Fitness Center to each employee who signs the Waiver. Tenant shall pay to Landlord $2,000 per month for the first six months for its employees to use the fitness center in the Building. At the end of the sixth month (and after every six months thereafter) Landlord will credit or debit, as appropriate, Tenant’s future monthly fitness center payments in an amount to reflect the actual average number of employees that have used the gym in each of the past six months and use that number of employees multiplied by $10 to determine the new monthly fee to be charged to Tenant.

16.                               Binding Effect. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms. If any term of the Lease conflicts with any term in this Amendment, the term in this Amendment will control. Tenant specifically acknowledges and agrees that Article 18 of the Lease as amended by Article 9 of the First Amendment to Lease concerning Confession of Judgment is and shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment on the date first above written.

WITNESS:		LANDLORD:
BRANDYWINE OPERATING PARTNERSHIP, L.P.

		By:	Brandywine Realty Trust,
its general partner

/s/ [ILLEGIBLE]		By:	/s/ Daniel Palazzo
		Name	DANIEL PALAZZO
		Title	VICE PRESIDENT-ASSET MANAGER

ATTEST:		TENANT:
ACCOLADE, INC

/s/ John D. Rollins		By:	/s/ Thomas K. Spann
Name:	John D. Rollins	Name:	Thomas K. Spann
Title:	Secretary

IF THIS AMENDMENT IS NOT SIGNED BY TENANT BY OCTOBER 23, 2012, IT WILL AUTOMATICALLY BECOME NULL AND VOID.

EXHIBIT "A"

ADDITIONAL PREMISES

Suite 200

E
N
S
W

MEYER DESIGN

BRANDYWINE REALTY TRUST

BUILDING: 660 WEST GERMANTOWN PIKE

SECOND FLOOR

DATE: 1/10/12

PROJECT NO: 02056

SCALE: 1/8" = 1'-0"

BrandywineRealtyTrust

5

EXHIBIT “B”

LANDLORD’S WORK

EXHIBIT “C”

TENANT’S TELE/DATA REQUIREMENTS:

Tenant’s requirements for installing voice and data cabling in commercial offices in Plymouth Township are outlined in detail by the Code Enforcement Office for Plymouth Township. This information is available on-line at www.plymouthtownship.org or by calling the Plymouth Township Code Enforcement Office at 610-277-4104.

Tenant shall provide Landlord with its signed and sealed Tele/Data drawings and a copy of its contract with the Tele/Data vendor retained by Tenant no later than two (2) weeks after submitting the permit set to Landlord.

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